Exhibit 26(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the Registration Statement of Empire Fidelity Investments Variable Life Account A of Empire Fidelity Investments Life Insurance Company on Form N-6 of our report dated March 25, 2005, relating to the financial statements of Empire Fidelity Investments Life Insurance Company, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
June 28, 2005